Exhibit 10.50
EQUIPMENT LEASE AGREEMENT
          This EQUIPMENT LEASE AGREEMENT (“Agreement”) is made and entered into on August 7, 2003, by and between GK FINANCING, LLC, a California limited liability company (“GKF”) and BAPTIST HOSPITAL OF EAST TENNESSEE, a Tennesse not for profit corporation (“Hospital”), with reference to the following facts:
R E C I T A L S
          A. GKF owns a Leksell Stereotactic Gamma Knife Unit (the “Equipment”) which it acquired from Elekta Instruments, Inc., a Georgia corporation (“Elekta”).
          B. Hospital wishes to lease the Equipment from GKF, and GKF is willing to lease the Equipment to Hospital, upon the terms, covenants, conditions and agreements set forth in this Agreement.
A G R E E M E N T
          NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Hospital, and Hospital hereby leases from GKF, the Equipment. The Equipment to be leased to Hospital pursuant to this Agreement shall include the latest approved Gamma Knife technology available as of the date of this Agreement (i.e., Model C with Automatic Positioning System), including all standard hardware and software related thereto.
     2. LGK Agreement. Simultaneously with the execution of this Agreement, Hospital and Elekta shall enter into that certain LGK Agreement (the “LGK Agreement”) a copy of which is attached hereto as Exhibit A. Hospital shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Hospital acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Hospital’s performance, satisfaction and fulfillment of its obligations thereunder.
     3. Term of the Agreement. The initial term of this Agreement (the “Term”) shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the earlier of July 1, 2005 or the date of the performance of the first clinical Gamma Knife procedure (the “First Procedure Date”) at the Site. Hospital’s obligation to make the payments to GKF for the Equipment described in Section 8 below shall commence as of the First Procedure Date.
     4. Certificate of Need; User License; GKF Policy Committee.
          4.1 GKF acknowledges that Hospital will require a certificate of need (“CON”) issued by the Tennessee Health Services and Development Agency in order to install and operate the Equipment at the Site. As soon as reasonably possible following the date of this Agreement, Hospital shall apply for and use its best efforts to obtain in a timely manner a CON for the installation and use of the Equipment at the Site, and shall be reimbursed by GKF upon presentation of invoices not to exceed an agreed upon budget for all costs and expenses relating thereto, including all legal fees and expenses. GKF and Hospital shall agree in writing on a CON cost budget prior to the preparation of the CON application. The application for the CON shall be prepared in coordination with GKF, and shall require the prior written approval of both GKF and Hospital prior to its submission to the applicable authorities, which approval shall not be unreasonably withheld. If either party has not approved or disapproved such CON application in writing within thirty (30) days following its submission to such party for approval, such party shall be deemed to have approved the same. The CON shall be filed and owned by Hospital. In the event Hospital’s application for a CON is denied, this Agreement shall automatically terminate and all parties shall be released from the further performance of any obligations or duties arising under this Agreement. If the CON application is denied, GKF and Hospital agree to evenly share the costs of the CON application.
          4.2 Hospital shall, at its sole cost and expense, apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. Hospital also shall, at its sole cost and expense, apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. GKF shall reimburse Hospital for its direct costs to obtain a User License and any other licenses, permits, approvals, consents and authorizations required by this Section 4.2 upon presentation of invoices.
          4.3 This Agreement is subject to approval by the Policy Committee of GKF. In the event GKF’s Policy Committee does not approve this Agreement, this Agreement shall automatically terminate and all parties shall be released from the further performance of any obligations or duties arising under this Agreement.
     5. Delivery of Equipment; Site.
          5.1 GKF shall coordinate with Elekta and Hospital to have the Equipment delivered to Hospital at 137 Blount Avenue, Knoxville, Tennessee (the “Site”) on or prior to the delivery date agreed upon by Hospital and Elekta in the LGK Agreement. GKF makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof.
          5.2 Subject to Section 6 below, Hospital, at its cost and expense, shall provide a safe, convenient Site for the Equipment. The location of the Site shall be subject to the prior approval of GKF.
     6. Site Preparation and Installation of Equipment.

          6.1 GKF, at its cost and expense, shall prepare all plans and specifications required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. GKF’s Site improvement responsibilities may include creation of several walls to assist in the relocation of the department currently located in the Site. It is not anticipated that GKF’s costs to assist in relocation of the department currently located in the Site will be material. The plans and specifications (i) shall be approved by Hospital, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the site planning criteria attached as Exhibit E to the LGK Agreement (collectively the “Site Planning Criteria”); and (iii) to the extent required by applicable law, shall be submitted to all state and federal agencies for their review and approval. GKF, at its cost and expense, shall obtain and maintain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site as provided above during the term of this agreement.
          6.2 GKF, at its cost and expense, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, GKF, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment. GKF shall be responsible for the shipment, storage, placement and removal of all Cobalt and depleted Cobalt. Any depleted Cobalt supply shall be properly disposed of by GKF at such time as GKF shall deem necessary, in GKF’s sole and absolute judgment.
          6.3 In addition to construction and improvement of the Site, GKF, at its cost and expense, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.
          6.4 During the Term, GKF, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.
     7. Marketing Support.
          7.1 Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, GKF and Hospital shall jointly develop an annual marketing plan, budget and timeline, which shall be implemented by Hospital with the support of GKF, based on the approved budget and timeline. Hospital’s approval of such plan, budget and timeline shall not be unreasonably withheld or delayed. If Hospital has not approved or disapproved the same within thirty (30) days following its receipt, Hospital shall be deemed to have approved the same. GKF shall be * responsible for any out-of-pocket marketing expenses paid to unrelated third parties that are included in the marketing plan budget. Any marketing efforts conducted independently by Hospital shall be at Hospital’s expense, and subject to coordination with GKF.

          7.2 The Gamma Knife program at the Hospital shall be given a name mutually agreed to by GKF and Hospital (the “Program”). All communications to the public regarding the Program may identify the Program as being associated with GKF and Hospital, provided that all such communications are in accordance with the communications and marketing plan adopted or approved by Hospital and GKF. Hospital shall use its best efforts to promote the Program and to encourage the use thereof by the Public and medical community.
     8. Lease Payments.
          8.1 In consideration for, and as compensation to, GKF for (i) the lease of the Equipment by GKF to Hospital pursuant to this Agreement; (ii) payment of “Startup Costs”, (iii) the preparation by GKF of all plans and specifications required to prepare, construct and improve the Site for the installation, use and operation of the Equipment; (iv) the preparation, construction and improvement of the Site as necessary for the installation, use and operation of the Equipment; (v) the installation by GKF of the Equipment at the Site; (vi) the marketing of the services to be provided using the Equipment; and (vii) the maintenance by GKF of the Site and the Equipment in a good working order, condition and repair, on a monthly basis, Hospital shall pay the “Lease Payment” to GKF for each “Procedure” that is performed by Hospital or its representatives or affiliates, that are directly or indirectly owned and/or controlled, in whole or in part, by Hospital irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices. As used herein:
     (1) For each Procedure that is performed using the Equipment, “Lease Payment” shall be equal to *. For each Procedure using any other equipment or devices, Lease Payment shall be equal to the Technical Component Collections for any other equipment or devices during each such month.
     (2) “Technical Component Collections” means the total amount actually collected by Hospital or its representatives or affiliates during each month from any and all payor sources, including, without limitation, patients, insurance companies, state or federal government programs or any other third party payors, as reimbursement for the technical component of each Procedure, irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices. The technical fees to be billed for Procedures performed utilizing the Equipment during the Term of this Agreement shall be an amount which is economically justifiable based upon GKF’s direct operating expenses and its total project costs, together with a return thereon. Hospital shall consult and mutually agree with GKF from time to time regarding the amount of the technical fees to be billed by Hospital for Procedures that are performed utilizing the Equipment and any revisions thereto. Subject to compliance with the standard described in the preceding sentence, Hospital and GKF shall mutually agree on the setting or revision of the amount of the technical fees and the acceptance of technical fee component amounts with third party payors prior to their implementation.
     (3) “Cost Component” means the costs incurred by Hospital during the corresponding month for services and personnel associated with the performance of Procedures, excluding (i) Lease Payments, (ii) physician and other professional fees, and (iii) direct or indirect administrative overhead expenses. Hospital’s Cost Component shall be limited to those costs set forth in the schedule attached hereto, as Exhibit 8.1, irrespective of whether the Procedures are performed on an inpatient or outpatient basis.
     (4) “Procedure” shall mean any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.
If no Procedures are performed utilizing the Equipment or any other equipment or devices during any month, no Lease Payments shall be owing by Hospital to GKF for such month. If Technical Component Collections relating to the Equipment are less than Hospital’s Cost Component relating to the Equipment in any given month, GKF shall reimburse Hospital for said shortfall, provided that Hospital has complied with its obligations regarding the timely submission of claims as set forth in Section 8.2 below, and provided, further, that GKF shall have no obligation to reimburse Hospital for any shortfalls relating to any other equipment or devices. No costs comprising Hospital’s Cost Component shall be permitted to cumulate. All or any portion of any Cost Component which is not paid in full by GKF to Hospital within thirty (30) days after GKF’s receipt of Hospital’s invoice shall bear interest at the annual rate of five percent (5%) in excess of the Federal Reserve discount rate then in effect as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Cost Component payment, together with all accrued interest thereon is paid in full. If no Procedures are performed in a given month, the only Hospital Cost Component incurred will be for physical facility space, standard staffing costs and miscellaneous operating costs as set forth in Exhibit 8.1.
          8.2 Within ten (10) business days following the end of each month (or portion thereof) during the term of this Agreement, Hospital shall pay the Lease Payments to GKF and shall concurrently inform GKF in writing as to the number of Procedures performed during that month utilizing the Equipment and any other equipment or devices. To facilitate Hospital’s billing and collection for Procedures performed, within three (3) business days after any Procedure using the Equipment is performed, the administrative support individual referenced in Section 11.3 below shall provide Hospital with written confirmation of the names of the patients treated. Hospital shall submit claims for reimbursement to the appropriate payors for each Procedure within ten (10) days after the patient receiving the treatment is discharged. Such claims shall be submitted under Hospital’s provider numbers and license. Hospital shall also diligently follow up any unpaid or denied claims and re-bill and/or contest the same where appropriate so as to maximize Technical Component Collections. All or any portion of any Lease Payment which is not paid in full within thirty (30) days after its due date (date of Hospital’s cash receipt from payors) shall bear interest at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Lease Payment, together with all accrued interest thereon is paid in full. If GKF shall at any time accept a Lease Payment from Hospital after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 20 hereof.
          8.3 Within thirty (30) days after the close of each month, Hospital shall provide GKF with a written report indicating the status of billings and collections for each Procedure performed during that month, including, without limitation, the amount of the claim submitted, the amount received or denied for each such procedure, and copies of the corresponding explanation of benefits (EOB). Upon request by GKF, Hospital shall furnish to GKF information regarding reimbursement rates from any or all payor sources for Procedures (applicable to Procedures performed either on an inpatient or outpatient basis). If such reimbursement rates should change at any time or from time to time after the date hereof, in each instance, Hospital shall provide written notice thereof to GKF within thirty (30) days of Hospital receiving notice thereof. Prior to entering into or renewing any third party payor contracts for the provision of Procedures utilizing the Equipment, Hospital shall consult with GKF regarding the terms and provisions thereof, including the technical component reimbursement rates. GKF shall maintain the confidentiality of all information provided to GKF by Hospital with regard to Procedure charges, billing and reimbursement rates.
          8.4 The parties acknowledge that the Lease Payments to GKF and Hospital’s Cost Component reflect their respective fair market value, and are not determined in a manner that takes into account the volume or the value of any referral or other business generated between the parties.
          8.5 Within ten (10) days after Hospital’s receipt of written request from GKF, GKF shall have the right to audit Hospital’s books and records (including, without limitation, the books and records pertaining to any other Radiosurgery equipment and devices) during normal business hours to verify the Technical Component Collections and Hospital’s Costs Component, and Hospital shall provide GKF with access to such books and records on Hospital’s premises.
          8.6 Risk Sharing Option. Hospital shall have the option in its sole discretion to restructure the Lease Payments by amending this Agreement as set forth in Exhibit 8.6 attached hereto (“the Option”). Hospital may exercise the Option only if (a) no “Event of Default” (as defined in Section 20 below) (and no act or omission which, with the giving of notice and/or the passage of time, would constitute an Event of Default) shall then have occurred; and (b) Hospital has complied with all of the requirements set forth in this Section. The Option may be exercised not more than once by Hospital (i) at any time prior to the First Procedure Date, (ii) on the First Procedure Date, or (iii) on any anniversary of the First Procedure Date (the “Option Exercise Date”). If Hospital elects to exercise the Option, Hospital shall give written notice thereof to GKF not less than thirty (30) days prior to the Option Exercise Date, and shall specify the “Hospital Percentage” (as defined below). In addition, Hospital shall concurrently execute and deliver to GKF an Amendment to Equipment Lease Agreement in the form attached hereto as Exhibit 8.6 (the “Amendment”).
               (a) Exercise of the Option Prior to the First Procedure Date. If Hospital exercises the Option prior to the First Procedure Date, Hospital shall pay to GKF an amount equal to *. Such payment shall be made by Hospital to GKF in immediately available funds within five (5) days of presentment of an invoice by GKF.
               (b) Exercise of the Option On or After the First Procedure Date. If Hospital exercises the Option on the First Procedure Date or on any anniversary of such date, Hospital shall pay to GKF an amount equal to *. Such payment shall be made by hospital to GKF in immediately available funds within five (5) days of presentment of an invoice by GKF.
               (c) Appraisal to Determine the Fair Market Valuation. If Hospital exercises the Option on or after the First Procedure Date, within five (5) days following Hospital’s exercise of the Option, GKF and Hospital shall each select an appraiser to determine the Fair Market Valuation, which appraisers shall each have not less than ten (10) years’ experience in appraising the value of healthcare businesses. In such event, the Fair Market Valuation shall be the average of the valuations of the two appraisers so long as the two valuations are within fifteen percent (15%) of each other. Should the two valuations not be within fifteen percent (15%) of each other, then the two appraisers shall mutually select a third appraiser who shall have the same qualifications set forth above. Following the valuation by the third appraiser, the two valuations that are closest to each other will be averaged to determine the Fair Market Valuation. GKF and Hospital shall retain their own appraisers and shall jointly retain the third appraiser; provided that, within five (5) days following the issuance of the Fiar Market Valuation, Hospital shall reimburse GKF for all costs and expenses incurred by GKF in connection with such appraisers (including the third appraiser).
               (d) Definitions. As used herein:
     (1) “Fair Market Valuation” means the fair market value as of the applicable Option Exercise Date of the projects * (as defined in and calculated pursuant to the Amendment) over the remaining Term of the Agreement, without taking into account the costs of the Equipment.
     (2) “GKF Amount” shall mean the sum of GKF’s actual costs and/or losses incurred in connection with (a) the “Startup Costs”, (b) the construction and improvement of the site for the installation of the Equipment and the purchase of the Equipment (which costs shall not include associated with progress payments of the purchase of the Equipment); (c) the shipment of the Equipment to the Site, including, without limitation, freight, insurance, customs, import taxes and duties, interest costs, permit fees, Equipment storage costs (both prior and subsequent to shipment), and all other costs and expenses pertaining thereto; (d) the installation of the Equipment, including, without limitation, rigging costs; (e) any upgrading of the Equipment as deemed necessary by GKF; (f) any reloading of the Cobalt in the Equipment; and (g) any and all operating losses incurred by GKF through the effective date of the Option’s exercise in connection with the lease of the Equipment to Hospital hereunder (excluding any administrative or overhead costs or expenses); plus interest accrued on all of the foregoing from the date incurred by GKF at the floating rate of three percent (3%)

above the prime rate as established by Bank of American from time-to-time, which floating rate shall change as and when changed by Bank of America,
     (3) “Hospital Percentage” means a fixed percentage selected by Hospital in its sole discretion which shall not *.
     (4) “Startup Costs” means the actual costs incurred by Hospital and reimbursed by GKF to Hospital (which costs shall not include any administrative or overhead costs or expenses) to obtain the CON and other regulatory approvals needed for the installation and use of the Equipment. All such Startup Costs shall be at their actual cost without administrative overhead or markup. Within ten (10) days following Hospital’s written notice to GKF of Hospital’s election to exercise the Option, GKF shall submit to Hospital a detailed statement of the GKF Amount, and Hospital shall submit to GKF a detailed statement of Hospital’s Startup Costs. Such detailed statements shall include documentary proof of expenditures to justify the amounts claimed for such costs. A final cost accounting of these aforementioned costs shall be completed no later than six (6) months following the Option Exercise Date which shall be used for purposes of calculating the GKF Percentage.
     9. Use of the Equipment.
          9.1 The Equipment shall be used by Hospital only at the Site and shall not be removed therefrom. Hospital shall use the Equipment only in the regular and ordinary course of Hospital’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications. Hospital shall not use nor permit the Equipment to be used in any manner nor for any purpose which the Equipment is not designed or reasonably suitable as indicated to Hospital by Elekta or GKF.
          9.2 This is an agreement of lease only. Nothing herein shall be construed as conveying to Hospital any right, title or interest in or to the Equipment, except for the express leasehold interest granted to Hospital for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.
          9.3 During the Term, upon the request of GKF, Hospital shall promptly affix to the Equipment in a prominent place, or as otherwise directed by GKF, labels, plates, insignia, lettering or other markings supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Hospital hereby authorizes GKF to cause this Lease or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF, at GKF’s cost and expense. Hospital also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument requested by GKF for the purpose of evidencing GKF’s interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.
          9.4 At Hospital’s cost and expense, Hospital shall (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Hospital, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Hospital, and (c) give GKF immediate written notice of any matter described in clause (b).
     10. Additional Covenants of Hospital. In addition to the other covenants of Hospital contained in this Agreement, Hospital shall, at its cost and expense.
          10.1 Provide properly trained, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. The cost of technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment shall be reimbursed to Hospital by GKF. In this regard, Hospital shall use its best efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons, radiation oncologists and physicists.
          10.2 Direct, supervise and administer the provision of all hospital services relating to Gamma Knife Procedures in accordance with all applicable laws, rules and regulations.
          10.3 Use best efforts to keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.
     11. Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:
          11.1 Use its best efforts to require Elekta to meets its contractual obligations to GKF and Hospital upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.
          11.2 Ensure Hospital’s quiet enjoyment and use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement or the Purchase Agreement.
          11.3 GKF and Hospital shall mutually select an individual to be located at the Site to provide Gamma Knife administrative and marketing support services. The individual’s duties shall include but not be limited to scheduling Gamma Knife patients and coordinating professional and technical personnel and support services to perform said Gamma Knife treatment. This individual shall also verify patient insurance. The individual shall also assist with marketing activities on an as needed basis. This individual is provided by the Hospital and GKF shall reimburse Hospital for the cost of the individual. GKF and Hospital shall mutually agree on individual.
     12. Maintenance of Equipment; Damage or Destruction of Equipment.

          12.1 During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, (b) subject to Hospital’s compliance with its obligations under the LGK Agreement and under Sections 4, 5, 9, 10, 12, 13 and 16 hereunder, cause the equipment to be in compliance with all applicable state and federal regulations, and (c) maintain in full force and effect a Service Agreement with Elekta and any other service or other agreements required to fulfill GKF’s obligation to repair and maintain the Equipment under this Section 12. Hospital shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, and GKF shall, or shall cause its agent to, respond to any such maintenance request within 24 hours and either repair or replace the equipment within 24 hours or as soon as possible and practical. In addition, GKF shall pursue all remedies available to it under the Service Agreement and under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta’s technical specifications concerning the Equipment.
          12.2 GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Hospital’s regular business operations.
          12.3 Hospital shall be liable for any damage to or destruction of the Equipment caused by the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, and contractors. In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents and contractors (other than GKF and Elekta), to the extent such damage is not covered by the Service Agreement or any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Hospital to GKF immediately upon written request; provided that, if GKF’s charges and costs for such service or repair are not paid in full by Hospital within sixty (60) days after GKF’s request therefore, in addition to such charges and costs, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and costs incurred by GKF in collecting such amount from Hospital (other than attorneys’ fees). Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Hospital for such damages.
          12.4 If the Equipment is rendered unusable as a result of any failure of, physical damage to or destruction of the Equipment, Hospital shall give GKF written notice thereof. GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. Subject to Section 12.3 above, in the event GKF determines that the Equipment cannot be repaired, at the election of GKF in GKF’s sole and absolute discretion, (a) GKF, at its cost and expense, may replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, and (b) in such event, this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. If GKF elects not to replace the Equipment, GKF shall provide written notice of such election to Hospital, and this Agreement shall terminate on the date that is ninety (90) days following the date of such notice. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Hospital shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.
     13. Alterations and Upgrades to Equipment. Hospital shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Hospital shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the GKF upon termination of this Agreement.
     14. Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan. If GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the “Lender”), GKF may assign its interest under this Agreement as security for the financing. Hospital’s interest under this Agreement shall be subject to the interests of the Lender and Hospital shall execute such documentation as the Lender shall reasonably require in furtherance of this Section; provided, however, such assignment shall not relieve GKF of its obligation to Hospital under this Agreement.
     15. Equipment Operational Costs. GKF shall be responsible for all costs and expenses for the operation and use of the Equipment. Significant costs and expenses are enumerated in Exhibit 8.1. Between Hospital and GKF, Hospital shall be fully liable for all negligent, intentional or wrongful acts or omissions of Hospital, its officers, directors, employees and agents.
     16. Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by Hospital before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Hospital; provided, however, Hospital shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF’s net income realized from the lease of the Equipment. In case of a failure by Hospital to pay any taxes, assessments, licenses or other charges when and as required under this Section, GKF may (in GKF’s sole and absolute discretion) pay all or any part of such taxes, in which event the amount paid by GKF shall be immediately payable by Hospital to GKF upon written request; provided that, if GKF is not repaid in full by Hospital within sixty (60) days after GKF’s request therefor, in addition to the repayment of the amounts paid by GKF, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and costs incurred by GKF in collecting such amount from Hospital (other than attorneys’ fees).
     17. No Warranties by GKF. Hospital warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment, (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital’s intended purposes and is good working order, condition and repair at the time of acceptance. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between GKF and Hospital, Hospital shall bear all risks with respect to the foregoing warranties. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Hospital or by any other person for, and Hospital expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design or manufacture, possession or operation of the Equipment, including injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Hospital solely and exclusively against persons other than GKF, including Elekta or any other manufacturers or suppliers. In this regard and with prior written approval of GKF, Hospital may, in GKF’s name, but at Hospital’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Hospital. GKF shall not be responsible for the operation of the Equipment, however it shall be GKF’s responsibility that the equipment be properly maintained. GKF and Hospital shall mutually agree to an acceptable delivery date for the Equipment.
     18. Termination for Economic Justification.
          18.1 Following the initial twenty-four (24) months after the First Procedure Date and following each subsequent 12 month period thereafter during the Term, GKF shall have the option to terminate this Agreement if, within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue this Agreement and the provision of Gamma Knife services at the Hospital. GKF’s determination shall be based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its discretion. If GKF elects to terminate pursuant to this Section, GKF shall give written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in GKF’s written notice.

          18.2 Notwithstanding the provisions of Section 18.1, if at any time during the Term of this Agreement, Hospital is suspended or terminated from participation in the Medicare program, GKF shall have the option to terminate this Agreement immediately by giving written notice thereof to Hospital.
          18.3 As a result of any termination of this Agreement pursuant to this Section, GKF may enter upon the Site under Hospital supervision and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for appropriate removal or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at GKF’s sole cost and expense. GKF shall restore the Site to a similar pre-deinstallation appearance and condition.
     19. Options to Extend Agreement. As of the end of the Term, Hospital shall have the option either to:
          19.1 Extend the Term of this Agreement for a five (5) year period of time upon the terms and conditions of this Agreement; or
          19.2 Terminate this Agreement as of the expiration of the Term.
Hospital shall exercise one (1) of the two (2) options referred to above by giving an irrevocable written notice thereof to GKF at least twelve (12) months prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the two (2) options referred to above Hospital is exercising. If Hospital fails to exercise the option granted herein at least twelve (12) months prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term. Further, if Hospital exercises the option to extend the Term and the parties are unable to mutually agree upon the length of the extension of the Term or any other terms or conditions applicable to such extension prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term.
     20. Events of Default by Hospital and Remedies.
          20.1 The occurrence of any one of the following shall constitute an event of default under this Agreement (an “Event of Default”):
               20.1.1 Hospital fails to pay any Lease Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by GKF or its assignee to Hospital; however, if Hospital cures the rent payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.
               20.1.2 Hospital attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.
               20.1.3 Hospital fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Hospital; however, if Hospital cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Hospital commences to cure the default during the initial thirty (30) day period and Hospital diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.
               20.1.4 Hospital ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.
               20.1.5 Within sixty (60) days after the commencement of any proceedings against Hospital seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Hospital’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.
          20.2 Upon the occurrence of an Event of Default with respect to Hospital, GKF may at its option do any or all of the following:
               20.2.1 By written notice to Hospital, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, GKF may enter upon the Site and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for so doing or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at Hospital’s sole cost and expense.
               20.2.2 Recover damages from Hospital as may be awarded by a court of competent jurisdiction for the loss of the bargain represented by this Agreement. For purposes of determining such damages, the parties agree that the following methodology shall be used: (a) the amount of such damages shall be equal to the present value of the unpaid estimated future Lease Payments to be made by Hospital to GKF through the end of the Term discounted at the rate of nine percent (9%); and (b) the unpaid estimated future Lease Payments shall be based on the historical trend of payments made by Hospital to GKF hereunder taking into account known factors which could impact the historical trend through the end of the Term. Hospital and GKF acknowledge that the methodology set forth in this Section constitutes a reasonable method to calculate GKF’s damages resulting from an Event of Default under the circumstances existing as of the date of this Agreement. GKF shall use reasonable commercial efforts to mitigate its damages by attempting to sell or lease the Equipment; provided that (i) GKF shall not be obligated to give preference to the sale or lease of the Equipment over the sale, lease or other disposition of similar equipment or improvements owned or leased by GKF, (ii) GKF shall have no obligation to sell or lease any improvements made by GKF to the Site, and (iii) GKF’s inability in good faith to mitigate damages shall not limit or otherwise affect the foregoing methodology for determining damages as set forth in this Section.
               20.2.3 Sell, dispose of, hold, use or lease the Equipment or any improvements made by GKF to the Site, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment or improvements over the sale, lease or other disposition of similar Equipment or improvements owned or leased by GKF).
               20.2.4 Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment or improvements, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.
In addition to the foregoing remedies, Hospital shall be liable to GKF for all reasonable costs and expenses incurred by GKF as a result of the Event of Default or the exercise of GKF’s remedies.
          20.3 Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Lease Payments and other sums then owing under this Agreement. Hospital shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs. The rights and remedies afforded GKF under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to GKF provided by law or in equity.
     21. Removal of Equipment. Upon expiration of the Term, GKF, at its cost and expense, shall remove the Equipment from the Site not more than one hundred (120) days following the last day of the Term; provided that all of GKF’s right, title and interest in and to the improvements made by GKF to the Site pursuant to Section 6 above shall thereupon transfer to Hospital.
     22. Insurance.
          22.1 During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. The all risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

          22.2 During the Term, Hospital shall, at its cost and expense, purchase and maintain in effect general and professional liability insurance covering the use or operation of the Equipment by Hospital’s employees and agents. The general and professional liability insurance policies shall each provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and One and Five Million Dollars ($5,000,000.00) annual aggregate. The policies to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Hospital shall require any physicians using the equipment to show evidence of professional liability insurance consistent with Hospital’s Medical Staff Bylaws.
          22.3 During the construction of the Site and prior to the First Procedure Date, GKF, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 22.2 above and which names Hospital as an additional insured party. The policy to be maintained by GKF hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital prior to the commencement of any construction at the Site.
          22.4 During the Term, Hospital shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.
     23. Indemnification.
          23.1 Hospital and GKF each hereby covenants and agrees that it will defend, indemnify and hold the other party and the other party’s officers, directors, members, employees and agents at all times harmless from and against any loss, damage and expense (including reasonable attorneys’ fees and other costs of defense) caused by or arising out of: (i) any liability or obligation related to the business of the indemnifying party prior to the date hereof; (ii) any obligation or liability arising from services provided under this Agreement by the indemnifying party to the extent any such liability or obligation directly results from the negligence or intentional misconduct of the indemnifying party, it’s employees or agents ; or (iii) any obligation or liability resulting from a breach of any provision of this Agreement by the indemnifying party, it’s employees or agents. The obligations of the parties under this Section shall survive the expiration or earlier termination of this Agreement.
          23.2 Any party that intends to enforce an indemnity obligation shall give the indemnifying party notice of any claim as soon as possible, but the failure to give such notice shall not constitute a waiver or release of the indemnifying party and shall not affect the rights of the indemnified party to recover under this indemnity, except to the extent the indemnifying party is materially prejudiced thereby. In connection with any claim giving rise to indemnity under this Section resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume control of the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its indemnification liability to the indemnified party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be to take all steps necessary in the defense or settlement thereof and to hold the indemnified party harmless from and against any losses, damages, expenses or liability caused by or arising out of any settlement approved by the indemnifying party and the indemnified party or any judgment in connection with such claim or legal proceeding. Each indemnified party shall cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the indemnified party, which consent may be withheld at the indemnified party’s sole discretion, the indemnifying party shall not consent to any settlement or the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivery by the claimant or the plaintiff to the indemnified party of a release from all liability in respect thereof. If the indemnifying party does not assume the defense of any claim or litigation, any indemnified party may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party will, promptly after any of the same is incurred, reimburse the indemnified party in accordance with the provisions hereof for all damages, losses, liabilities, costs and expenses incurred by the indemnified party.
          23.3 The indemnity obligations under this Section shall survive the termination of this Agreement with respect to events occurring during or relating to the Term.
     24. Restrictive Covenant.
          24.1 During the Term of this Agreement, neither GKF nor American Shared Radiosurgery Services (“ASRS”) shall, directly or indirectly, within the * of Baptist Health System, own, operate or sell any Gamma Knife system.
          24.2 GKF and ASRS acknowledge that; (i) the terms contained in this Section are necessary for the commercially reasonable and proper protection of the Hospital’s interests; (ii) each and every covenant and restriction contained in this Section is reasonable in respect of such matter, length of time and geographical area; and (iii) the Hospital is relying on the representations of the parties contained in this Section that they shall abide by and be bound by each of the aforesaid covenants and restrictions.
          24.3 If any court or tribunal of competent jurisdiction determines that the duration, geographical limit or any other aspect of the provisions of this Section is unenforceable in accordance with its terms in a particular jurisdiction, the provisions of this Section shall not terminate, but shall be deemed amended to the extent required to render them valid and enforceable in such jurisdiction and such court or tribunal is hereby authorized and directed to amend this Agreement only to the extent that such court or tribunal determines such an amendment is necessary to make it valid and enforceable in said jurisdiction.
          24.4 Each of GKF and ASRS further agree that damages at law would be an insufficient remedy for the Hospital in the event that any of them violate the provisions of this Section, and that the Hospital shall be entitled to make an application to a court of competent jurisdiction to obtain injunctive relief.
          24.5 The restrictive covenants contained in this Section shall automatically terminate and be of no further force and effect upon the termination of this Agreement for any reason.
     25. Miscellaneous.
          25.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party shall assign this Agreement nor any of its respective rights hereunder and Hospital shall not sublease the Equipment without the prior written consent of the other party, which consent shall not be unreasonably withheld. An assignment or sublease shall not relieve the assigning party or sublessor of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without the other party’s prior written consent shall be null, void and of no force or effect.
          25.2 Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.
          25.3 Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.
          25.4 Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, each party shall pay for their own attorneys’ fees and related costs and expenses, irrespective of which party is deemed to be the prevailing party.
          25.5 Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.
          25.6 Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.
          25.7 Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.
          25.8 Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.
          25.9 Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Florida applicable to agreements made and to be performed in that State.
          25.10 Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.
          25.11 Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.
          25.12 Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation by such party or individual, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.
          25.13 Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.
          25.14 Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To GKF:	Craig K. Tagawa
Chief Executive Officer
GK Financing, LLC
Four Embarcadero Center, Suite 3700
San Francisco, CA 94111
To Hospital:
A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.
          25.15 Special Provisions Respecting Medicare and Medicaid Patients
               25.15.1 Hospital and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.
               25.15.2 For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the

Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.
          25.16 Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.
          25.17 Independent Contractor Status. With respect to the performance of the duties and obligations arising under this Agreement, nothing in this Agreement is intended nor shall be construed to create a partnership, an employer/employee relationship, a joint venture relationship, or a lease or landlord/tenant relationship between GKF and Hospital. GKF acknowledges that physicians practicing at Hospital are not employees or agents of Hospital, but independent community practitioners.
          25.18 Incidental Access. All information, written, electronic and oral, regarding patients of Hospital, whether demographic, clinical, or financial is confidential and protected health information (PHI) under state law and federal regulation. As a covered entity as defined by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Hospital holds all information pertaining to its patients as privileged and confidential. The parties are committed to complying with the Privacy Standards of HIPAA and other state and federal regulations. In the course of performing functions in relation to Hospital you may be exposed to or acquire confidential information including but not limited to data, reports, records, summaries, tables and studies whether written or oral, fixed in hard copy or contained in any computer database. GKF (i) understands and acknowledges that patient information is confidential and protected by law, (ii) understands that patient information should be kept confidential and that any dissemination, distribution or copy of protected health information is strictly prohibited, (iii) shall not disclose confidential information to any third party, (iv) shall advise each of their employees, agents or representatives of their obligations to keep such information confidential, (v) breaches, including wrongful disclosure or intentional misuse of patient information could result in civil and/or criminal penalties resulting in monetary fines and/or imprisonment pursuant to federal regulations and (vi) agrees to establish and maintain appropriate safeguards to protect patient information.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“GKF”	GK FINANCING, LLC,
a California limited liability company

	By:	/s/ Craig K. Tagawa Craig K. Tagawa,
Chief Executive Officer

“HOSPITAL”	BAPTIST HOSPITAL OF EAST TENNESSEE,
a Tennessee not for profit corporation

	By: Name:	/s/ Stephen N. Clapp Stephen N. Clapp
	Title:	Senior Vice President

	By: Name:	/s/ Caryn Hawthorne Caryn Hawthorne
	Title:	Chief Financial Officer

Exhibit A
LGK AGREEMENT

Exhibit 8.1
HOSPITAL’S COST COMPONENT

Physical facility space	*

Registered nurse	*

Physicist	*

Clinical coordinator (Section 11.3)	*

Recovery room	*

Hospital per diem charge	*

MRI procedure with contrast	*

MRI procedure without contrast	*

CT procedure with contrast	*

CT procedure without contrast	*

Angiography procedure	*

Billing and collection fee	*
On each anniversary of the first procedure date, Hospital may adjust these cost components up or down, which increases or decreases shall directly correlate to increases or decreases in Hospitals direct cost (excluding administrative or overhead expenses) supported by documentation reasonably satisfactory to GKF.
Any other billable hospital services (i.e., medical supplies, lab tests, office supplies, etc.) necessary to perform a Gamma Knife procedure not expressly set forth in this exhibit will be reimbursed to Hospital at Hospital’s costs (excluding administrative or overhead expenses).

Exhibit 8.6
AMENDMENT TO EQUIPMENT LEASE AGREEMENT

AMENDMENT TO EQUIPMENT LEASE AGREEMENT
     This AMENDMENT TO EQUIPMENT LEASE AGREEMENT (this “Amendment”) is made and entered into effective as of the 7th day of August, 2003, by and between GK FINANCING, LLC, a California limited liability company (“GKF”), and BAPTIST HOSPITAL OF EAST TENNESSEE, a Tennessee non-profit corporation (“Hospital”), with reference to the following facts:
R E C I T A L S
A. GKF and Hospital have entered into a certain Equipment Lease Agreement dated August 7, 2003 (the “Agreement”).
B. Pursuant to Section 8.6 of the Agreement, Hospital has the option to amend the Agreement in accordance with the provisions of such Section 8.6. Hospital desires to exercise its option by agreeing to execute and deliver this Amendment to GKF.
C. GKF desires to amend the Agreement as provided in Section 8.6 thereof.
A G R E E M E N T
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1 Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings given to them in the Agreement.
     2 Extension of the Lease Term. The Term of the Agreement shall be extended to the date that is ten (10) years following the Option Exercise Date.
     3 Lease Payments. The Lease Payments payable by Hospital under the Agreement shall be restructured and redefined as follows:
     (a) For Procedures that are performed using the Equipment, “Lease Payment” shall be amended to mean an amount equal to (a) the *, times (b) the arithmetical total of the * relating to the Equipment minus the * (as each of such terms is defined below) during each month. For Procedures that are performed using any other equipment or devices, “Lease Payments” shall be equal to the * relating to such other equipment or devices during each such month.
     (b) “GKF Percentage” means *.
     (c) “Technical Component Collections” shall be amended to mean the total amount * by Hospital or its representatives or affiliates during each month from any and all payor sources, including, without limitation, patients, insurance companies, state or federal government programs or any other third party payors, as reimbursement for the technical component of each Procedure irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices. The technical fees to be billed for Procedures performed utilizing the Equipment during the Term of this Agreement shall be an amount which is economically justifiable based upon each party’s “Direct Operating Expenses” and the “Total Project Cost” (as defined below), together with a return thereon. Hospital shall consult and mutually agree with GKF from time to time regarding the amount of the technical fees to be billed by Hospital for Procedures that are performed utilizing the Equipment and any revisions thereto. Subject to compliance with the standard described in the preceding sentence, Hospital and GKF shall mutually agree on the setting or revision of the amount of the technical fees and the acceptance of technical fee component amounts with third party payors prior to their implementation.
     (d) “Direct Operating Expenses” means *.
     (e) “Hospital’s Direct Operating Expenses” means the costs incurred by Hospital during the subject month for services and personnel associated with the performance of Procedures utilizing the Equipment, excluding (i) Lease Payments, (ii) physician and other professional fees, and (iii) direct or indirect administrative overhead expenses. Hospital’s Cost Component shall be limited to those costs set forth in Exhibit 8.1 of the Agreement, irrespective of whether the Procedures are performed on an inpatient or outpatient basis.
     (f) “GKF’s Direct Operating Expenses” means the following expenses incurred by GKF during the subject month in connection with the Equipment: Maintenance and repairs, personal property taxes, sales and use tax on Lease Payments made to GKF, marketing, insurance and all other direct expenses. All Direct Operating Expenses of either party shall be at their actual cost without administrative overhead or markup. Within ten (10) days following the implementation of this Amendment, and on each anniversary date thereafter, GKF shall submit to the Hospital an estimate of GKF’s Direct Operating Expenses, which shall be subject to the reasonable approval of Hospital. All Hospital Direct Operating Expenses and GKF Direct Operating Expenses shall be at their actual cost without administrative overhead or markup.
          3.1 Monthly Calculation of Lease Payment. Within ten (10) days after the last day of each month during the Term (and upon the termination or expiration of the Term with respect to a period shorter than a calendar month), each party shall submit to the other a statement setting forth such party’s respective “Direct Operating Expenses” with respect to such month (or portion thereof). The parties shall also calculate the Technical Component Collections (determined on a cash basis) with respect to cash receipts for Procedures performed utilizing the Equipment collected in such month, and within ten (10) days after the conclusion of such month or portion thereof Hospital shall provide to GKF all revenue data necessary to perform such calculation.
          3.2 Timing of Lease Payments. The Lease Payments shall be due and payable by Hospital on a monthly basis within fifteen (15) days after GKF submits to Hospital its statement setting forth its portion of Direct Operating Expenses for such month. Furthermore, Lease Payments shall be due and payable within fifteen (15) days after the close of each month following the termination or expiration of this Agreement to the extent any Technical

Component Collections associated with Procedures performed utilizing the Equipment during the Term are collected after the termination or expiration of this Agreement; provided that no Direct Operating Expenses shall be deducted in calculating such Lease Payments following the termination or expiration of the Agreement since such Direct Operating Expenses would already have been deducted in calculating the Lease Payments made during the Term of the Agreement. The terms and provisions of this Section shall survive the expiration or earlier termination of this Agreement.
          3.3 Payment Priority for Direct Operating Expenses. Notwithstanding anything to the contrary contained herein, all * shall be paid from the Technical Component Collections prior to making any Lease Payments to GKF. If the Technical Component Collections during any month are less than the Direct Operating Expenses during such month, GKF and Hospital shall be reimbursed for their respective Direct Operating Expenses incurred by them during such month in an amount equal to the GKF Percentage or the Hospital Percentage (as applicable) multiplied by the Technical Component Collections for such month. Any unpaid shortfall shall be carried over to subsequent month(s) and receive priority in payment as provided above until paid in full.
          3.4 Right to Inspect Books. Throughout the Term and thereafter until final settlement of all amounts owed to or claimed by either party under this Agreement, each party shall have the right to inspect, audit and copy the other party’s books and records which relate to the accounting for and calculation of Lease Payments, Technical Component Collections and Direct Operating Expenses.
          3.5 Survival. All of the terms and provisions of this Section 3 shall survive the termination or expiration of this Agreement.
     4. Effectiveness. This Amendment shall become effective on the Option Exercise Date provided that the conditions and requirements set forth in Section 8.6 of the Agreement have been met and/or satisfied.
     5. Conflicts. To the extent any of the provisions of this Amendment conflict with any of the provisions of the Agreement, the provisions of this Amendment shall prevail and control.
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     6. Full Force and Effect. Except as amended herein, all of the terms and provisions of the Agreement shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

“GKF”:	GK FINANCING, LLC,
a California limited liability company

	By:	/s/ Craig K. Tagawa
Craig K. Tagawa,
Chief Executive Officer

“Hospital”:	BAPTIST HOSPITAL OF EAST
TENNESSEE, a Tennessee not for
profit corporation

	By: Name:	/s/ Stephen N. Clapp Stephen N. Clapp
	Title:	Senior Vice President

	By:	/s/ Caryn Hawthorne
	Name:	Caryn Hawthorne
	Title:	Chief Financial Officer